EXHIBIT 23.4

CONSENT OF ENGINEERS

[Letterhead of Watts, Griffis and McOuat]

We hereby consent to the use of our names in connection with the following report which is incorporated by reference into the registration statement on Form S-8 of Silver Wheaton Corp. (formerly Chap Mercantile Inc.) being filed with United States Securities and Exchange Commission:

“A Technical Review of the Tayoltita, Santa Rita, San Antonio, and San Martin Mines as of August 31, 2004 for Chap Mercantile Inc.” dated November 9, 2004.

Dated:  August 22, 2005

/s/ Velasquez Spring, P.Eng.

Velasquez Spring, P.Eng.

Senior Geologist

/s/ G. Ross MacFarlane, P.Eng.

G. Ross MacFarlane, P.Eng.

Senior Associate Operations Engineer

/s/ Gordon Watts, P.Eng.

Gordon Watts, P.Eng.

Senior Associate Mineral Economist